UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
February 28, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     The disclosure regarding the entry into the Separation Agreement and Release between us and John G. Lettko, dated February 28, 2008 (the “Separation Agreement”), in Item 5.02(b) below, is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b)  On February 28, 2008, Mr. Lettko resigned as our Chief Executive Officer (“CEO”) and from our board of directors, effective immediately. Mr. Lettko’s resignations did not relate to any disagreements with us on any matter related to our operations, policies or practices. Effective as of February 28, 2008, in connection with the Separation Agreement, the employment agreement between us and Mr. Lettko, dated May 10, 2005 (the “Lettko Employment Agreement”), was terminated in full and is of no further force or effect. The Lettko Employment Agreement provided for Mr. Lettko to serve as our CEO and to receive a minimum annual base salary of Four Hundred Thousand Dollars ($400,000).
     In connection with Mr. Lettko’s resignation, we entered into the Separation Agreement which supercedes any severance provisions set forth in the Lettko Employment Agreement. Upon Mr. Lettko’s execution of the Separation Agreement, which provides a full and complete release of any and all claims against us, as severance we shall: (i) pay Mr. Lettko Two Hundred Ten Thousand Dollars ($210,000), the amount equal to six (6) months of Mr. Lettko’s base salary as of the date of his resignation in equal installments over a six (6) month period in accordance with our standard payroll policies; (ii) pay Mr. Lettko all accrued vacation or paid time off not already taken, which, in the aggregate, equals Fifty Five Thousand Six Hundred Fifty Four Dollars and Four Cents ($55,654.04); and (iii) continue to pay benefits for Mr. Lettko for six (6) months after the date of his resignation. In addition, the Separation Agreement provides that the vesting of any and all stock options granted to Mr. Lettko by us ceased as of the effective date of Mr. Lettko’s resignation. Mr. Lettko may exercise all or a portion of such vested stock options for a period of eighteen (18) months following the effective date of Mr. Lettko’s resignation.
     The Separation Agreement also provides that Mr. Lettko shall not: (i) for a period of one (1) year following the effective date of Mr. Lettko’s resignation, solicit any of our current employees to leave our employ; or (ii) use any of our proprietary information to unlawfully interfere with any of our business relationships, including, without limitation, those with our customers, clients, suppliers, consultants, attorneys, accountants and other agents, whether or not evidenced by written or oral agreements.
     (c) On February 28, 2008, we issued a press release to announce that Peter E. Fleming, III, 50, has been appointed as our interim CEO and that Lonnie W. Hardin, 53, has been promoted to become our President and Chief Operating Officer, each appointment effective as of February 28, 2008. Each of Mr. Fleming and Mr. Hardin have previously entered into employment arrangements with us which govern the terms and conditions of their employment.
     Mr. Fleming joined us in June 2006, as Executive Vice President and General Counsel. Mr. Fleming previously was counsel to the firm and a member of the litigation group at Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fleming is a former Assistant District Attorney for the City of New York and in private practice has participated in internal investigations and litigation related to a variety of compliance matters. In addition, he has counseled emerging growth companies and members of the private equity community by assisting both groups in their efforts to define, finance and grow their interests. He received his bachelor’s degree from the University of Vermont in 1980 and his Juris Doctor from Georgetown University Law Center in 1985.
     Mr. Hardin joined us in November 1997 in connection with our acquisition of US Health Data Interchange, Inc. Since November 2005, he has served as our Executive Vice President of Operations, and from October 2000 until November 2005, he served as our Senior Vice President of Payer Services. From November 1997 to October 2000, Mr. Hardin served as our Senior Vice President of Field Claims Operations. Mr. Hardin is currently on the board of directors for the Electronic Healthcare Network Accreditation Commission and the Association for Electronic Health Care Transactions.

     (e) The disclosure regarding the Separation Agreement, in Item 5.02(b) above, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Number	Description
99.1	Press Release of ProxyMed, Inc. dated February 28, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: February 28, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer